EXHIBIT 10.2

                    FIRST AMENDED BUSINESS CONSULTING CONTRACT
11-1-01

TO: Dr Waseem Sayed
    Sayed Consulting Inc
    2400Ridgeway Dr Suit 409
    Chino Hill, CA 91709

Dear Dr Waseem Sayed:

Based upon our various conversations Capco Energy Inc. (Capco) agrees to substitute the agreement executed between Capco and Sayed Consulting Inc (SCI) as of 4-20-01, herein referred to as "The Agreement" and this First Amended Agreement herein referred to as the "Amended Agreement".

The terms and conditions of the Amended Agreement are as follows:

1. SCI shall be retained to provide the marketing and financial services to Capco on a continuous basis until 12-31-02 or any other date the parties chose on a mutual consent basis.

2. The services shall include but not limited to: Investor relations with current shareholders, effective dissemination of the Company's message to the financial community, news releases and other related activities as directed by Capco.

3.   SCI shall also provide assistance to list the Company on a major exchange.

4. Capco shall pay a consulting fee amounting to $3000 monthly and $2000(upon exercise of options as described herein below) plus non-accountable expenses of $2000/month, which shall include local auto expense, telephone, computer and other miscellaneous office expenses. In addition Capco shall reimburse all other accountable expenses in relations to travel out of Location, which is undertaken by SCI, which are approved by Capco.

5. In Consideration for the services provided and in addition of the cash disbursement as provided for herein above, Capco shall provide 150,000 paid shares of Capco stock (Delivered already) and grant options to SCI to acquire 500,000 shares of Capco at $0.93/per share expiring March 31st 02 and additional options to acquire 600,000 shares of Capco at $1.15/share expiring 6-30-02. In addition so long as the contract is in force by December 31st 2002 and all the previous options have been exercised then Capco shall grant an additional options to SCI to acquire 150,000 share of Capco at $1.75 per share expiring March 31, 2003 or within 90 days of the termination of the Amended Agreement which ever is later.

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6.   Either party can terminate this contract by giving a notice of 2 weeks to the other party. Capco's obligation in the event of termination by either part shall be to pay all the unpaid but approved expenses and consulting fees up to the date of termination.

7. Upon the Execution of the Amended Agreement, all the terms of the Agreement as well as any other written and verbal agreement(s) shall be void.


     If the above terms are acceptable then please execute a copy and forward to my attention by 11-06-01.

Sincerely yours,                                     Accepted:

/s/ Ilyas Chaudhary                                  /s/ Waseem Sayed
-------------------                                  ----------------
Ilyas Chaudhary                                      Waseem Sayed
President
Capco Energy Inc.